EXHIBIT 10.15
FORM OF
McKESSON CORPORATION
STATEMENT OF TERMS AND CONDITIONS
APPLICABLE TO AWARDS
PURSUANT TO THE MANAGEMENT INCENTIVE PLAN
Effective April 20, 2010
     The McKesson Management Incentive Plan (“MIP” or “Plan”) provides the short-term cash incentive compensation component of McKesson total compensation program.
     The following terms and conditions shall apply to awards made under the Plan to an executive, managerial or professional employee of the Company who is specifically designated as a participant in the Plan. Capitalized terms used herein are defined in the MIP or in Section 8. In the event these terms and conditions conflict with the terms of the MIP, the MIP document shall control.
1. Participant.
     Only active employees of the Company, its subsidiaries or affiliates who are employed in an executive, managerial or professional capacity may be designated as Participants under the Plan. The Compensation Committee of the Board (“the Committee”) shall review those employees who are eligible to participate in the Plan and recommended by management and determine which of those employees will become Plan Participants. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, at its sole discretion. The Committee has delegated the authority to approve Plan Participants to the CEO.
     Participation in a Performance Period does not guarantee payment of an award under the Plan for that Performance Period. Participation in one Performance Period does not guarantee participation in a subsequent Performance Period.
     A. New Hires.
     An employee hired after the beginning of a Performance Period must be in an eligible position and actively at work prior to the January 1 that falls within that Performance Period in order to be a Participant in that Performance Period.
     B. Transfers and Promotions.
     An employee promoted into or transferred from an ineligible position to an eligible position during a Performance Period must be actively at work for a minimum of three months in the new eligible position to be a Participant.

     An employee demoted from or transferred from an eligible position to an ineligible position during the Performance Period must be actively at work for a minimum of three months in the eligible position to be a Participant.
2. Individual Target Award.
     The Individual Target Award is the percentage of base annual salary specified at the beginning of the Performance Period (or beginning of participation, if later) for a Participant.
     A. Transfers, Promotions and Demotions.
     A Participant who moves from one job to a new job with a higher Individual Target Award during the Performance Period will, in general, have his final Award Determination prorated between the two Individual Target Awards. The participant should be actively at work for a minimum of three months in the new position for the new, higher, Individual Target Award to be recognized in the final Award Determination.
     A Participant demoted to or transferred to a new job with a lower Individual Target Award, during the Performance Period, will have his final Award Determination based on management discretion.
     Notwithstanding the foregoing, any proration must be based on the achievement of Performance Goals for the Performance Period.
3. Performance Measures and Goals.
     Each Participant shall have one or more Individual Performance Measures. Individual Performance Measures may be quantitative, qualitative or both. The Performance Goals (defined in Article F of the Plan) established for each segment of the Company are referred to as the Business Scorecard. A Participant’s Individual Performance Measures and the Performance Goals, taken as a whole, will determine the amount of the Participant’s Award.
     A Participant who changes jobs and / or organization during the Performance Period may have different Business Scorecards applicable to each job / organization. The Participant may have his final Award Determination prorated between the two Business Scorecards.
4. Individual Performance Modifier.
     Final awards will be adjusted, at management discretion, to reflect the Participant’s individual contribution to Business Scorecard results and the Participant’s Individual Performance Measures.
5. Other Individual Requirements.
     Notwithstanding any provision of the Plan to the contrary, no amount shall be payable with respect to the Performance Period unless the Committee certifies that it is satisfied that the requirements (performance or otherwise) associated with such payment have been fully met. Such requirements may include, but are not limited to:

•	Completion of the Company’s Legal and Regulatory Compliance and Ethics Training Program.
6. Award Determination.
     Any payment to a Participant shall be based on Business Scorecard results during the Performance Period as modified by the Participant’s Individual Performance Modifier. The actual award is determined by:
•	Taking the Covered Compensation received during the Performance Period;

•	Multiplying by the Individual Target Award;

•	Multiplying by the Business Scorecard results (actual vs. target);

•	Adjusting the result determined above, up or down, by the Individual Performance Modifier.
     Management and the Committee shall review and approve, modify or disapprove the amount, if any to be paid to a Participant for the Performance Period. Management and the Committee reserve the right to reduce or increase or eliminate the individual payments determined according to the above method. No Personal Modifier shall exceed 150%.
     Notwithstanding the foregoing, any awards to Covered Employees shall be made and determined in a manner consistent with the Plan and Section 162(m) of the Code.
7. Effect of a Termination of Employment, Prior to the End of the Performance Period, on the Award.
     A. Termination of Employment for Other Than Death, Retirement, Severance, and Long-Term Disability.
     If the Participant ceases to be a bona fide employee of the Company or of its subsidiaries and affiliates prior to the payment of the final award, for any reason other than death, Retirement, Severance or Long-Term Disability, the Participant’s interest in the Award shall be forfeited and no amount shall be payable to the Participant with respect to service during the Performance Period.
     B. Termination of Employment by Reason of Death or Long-Term Disability.
     If the Participant ceases to be a bona fide employee of the Company or of its subsidiaries and affiliates due to death or Long-Term Disability during the Performance Period, the Participant (or the Participant’s Beneficiary, if payment is made on account of the death of the Participant) shall be entitled to receive an Award as calculated under Paragraph 6 above.

     C. Termination of Employment by Reason of Retirement.
     If the Participant ceases to be a bona fide employee of the Company or of its subsidiaries and affiliates due to Retirement prior to January 1 of the Performance Period, the Participant’s interest in the Award shall be forfeited and no amount shall be payable to the Participant with respect to service during the Performance Period.
     If the Participant ceases to be a bona fide employee of the Company or of its subsidiaries and affiliates due to Retirement on or after January 1 of the Performance Period, the Participant shall be entitled to receive an Award as calculated under Paragraph 6 above.
     D. Termination of Employment by Reason of Severance.
     If the Participant ceases to be a bona fide employee of the Company or of its subsidiaries and affiliates due to Severance prior to January 1 of the Performance Period, the Participant’s interest in the Award shall be forfeited and no amount shall be payable to the Participant with respect to service during the Performance Period.
     If the Participant ceases to be a bona fide employee of the Company or of its subsidiaries and affiliates due to Severance on or after January 1 of the Performance Period, the Participant shall be entitled to receive an Award as calculated under Paragraph 6 above.
8. Data Privacy.
     By accepting the Award, the Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, the Participant’s employer (the “Employer”) and the Corporation and its Affiliates for the exclusive purpose of implementing, administering and managing participation in the Plan.
     The Participant understands that the Corporation and the Employer hold certain personal information about the Participant, including, but not limited, his or her name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of Company stock or directorships held in the Corporation, details of all compensation or any other entitlement to Company-sponsored benefits for the purpose of implementing, administering and managing the Plan (“Data”). The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, such as in the United States of America, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan.

The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, without cost, by contacting in writing the local human resources representative. The Participant understands, however, that refusing or withdrawing consent may affect his or her ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the local human resources representative.
9. Governing Law.
     The law of the State of Delaware shall govern all question concerning the construction, validity and interpretation of the Awards, without regard to the state’s conflict of laws rules.
10. Definitions.
     Capitalized terms shall have the same meaning as provided in the Plan. Additional capitalized text that is not included in the Plan, but is used in this Statement of Terms and Conditions, shall have the meaning set forth below:
(a)	“Award” means an Individual Target Award.

(b)	“Covered Compensation” means regular wages earned by and paid to the Participant during the Performance Period, including any Paid Time Off (PTO) pay. Covered compensation does not include any other compensation received during the Performance Period, including, but not limited to, earnings received during a paid leave, overtime or commission pay.

(c)	“Long-Term Disability” means (i) a physical or mental condition which, in the judgment of the Committee based on competent medical evidence satisfactory to the Committee, including, if required by the Committee, medical evidence obtained by an examination conducted by a physician selected by the Committee, renders an individual unable to engage in any substantial gainful activity for the Company or its subsidiaries or affiliates and which impairment is likely to result in death or to be of long, continued and indefinite duration, or (ii) a judicial declaration of incompetence.

(d)	“Retirement” means termination from the Company and all of its subsidiaries with age plus years of service at least equal to 65.

(e)	“Severance” means Eligibility for participation in and entitlement to benefits under the Company’s Severance Pay Plan, as defined in Section 3 of the Plan.